UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 26, 2013

Date of report (Date of earliest event reported)

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California 95138

(Address of principal executive offices) (Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 26, 2013, Integrated Device Technology, Inc. (the “Company”) announced that Theodore L. Tewksbury, III resigned as the president and chief executive officer of the Company and as a member of the Company’s Board of Directors (the “Board”) effective August 27, 2013. The Company filed a Current Report on Form 8-K with the Securities and Exchange Commission on August 27, 2013 describing the terms of Dr. Tewksbury’s resignation.

(c) On August 26, 2013, the Board appointed Jeffrey S. McCreary, age 56, to the positions of interim president and chief executive officer effective August 27, 2013.

Mr. McCreary has been a director of the Company since June 2012 and will continue to serve as a member of the Board. He has been an independent management consultant since 2006, and since 2011 has been a member of the board of directors of MIPS Technologies, Inc., a leading provider of industry-standard processor architectures and cores for digital home, networking and mobile applications. Mr. McCreary has been a director of the Isola Group, a provider of materials used to manufacture printed circuit boards, since 2006. Mr. McCreary served as a board member of the Gennum Corporation, a provider of semiconductor solutions and intellectual property cores, from 2008 until its acquisition by Semtech Corporation in March 2012. Mr. McCreary is a former Senior Vice President at Texas Instruments, which develops analog, digital signal processing RF and DLP semiconductor technologies. Mr. McCreary was the Manager of Texas Instruments’ Worldwide Sales and Marketing, from 1998 through 2005, where he directed the global sales organization. Mr. McCreary held a variety of other executive positions within Texas Instruments, including the General Manager of Advanced Logic Products and General Manager of Worldwide Military Semiconductors. Mr. McCreary has led organizations conducting product design and development, manufacturing, marketing, and sales. His book, “Creating the I in Team” was published in 2007. He also currently works as a special consultant to the National Hockey League Coaches Association. Additionally, Mr. McCreary is a long-time member of the Board of Trustees of the Rose-Hulman Institute of Technology. Mr. McCreary holds a Bachelor’s degree in electrical engineering from the Rose-Hulman Institute of Technology and received an honorary doctorate in engineering from the Rose-Hulman Institute of Technology in 2004.

In connection with Mr. McCreary’s appointment to the position of interim president and chief executive officer, the Company and Mr. McCreary will enter into an offer letter (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Mr. McCreary will receive an annual salary of $600,000 and will be eligible to receive an annual bonus pursuant to the Company’s Annual Incentive Plan equal to 115% of his base salary. The Company also agreed to grant Mr. McCreary, subject to approval by the Board or the Compensation Committee of the Board (the “Compensation Committee”), an option to purchase up to 300,000 shares of the Company’s common stock, which will vest in equal installments on a monthly basis over a four-year period, assuming Mr. McCreary’s continued service as an employee of the Company.

Pursuant to the terms of the Offer Letter, if Mr. McCreary is named as the successor chief executive officer, the Company will grant Mr. McCreary, subject to approval by the Board or the Compensation Committee, a performance-based restricted stock unit grant of 120,000 shares of the Company’s common stock pursuant to terms and conditions substantially similar to the Company’s Fiscal Year 2014 Performance Plan, which will vest in accordance with the schedule and performance criteria set forth in such Plan. Under the terms of the Offer Letter, if Mr. McCreary’s employment is terminated without being named as the successor chief executive officer, then (i) the Company will grant Mr. McCreary, subject to approval by the Board or the Compensation Committee, a fully vested grant of the Company’s common stock in the amount equal to x/48th of 120,000 shares, where “x” shall be the number of months of service completed by Mr. McCreary in the interim chief executive officer position, and (ii) any options received by Mr. McCreary in his capacity as interim chief executive officer that are vested shall be exercisable only for that 12-month period following the date of termination.

(e)

The disclosure in Item 5.02(c) above relating to the Offer Letter is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2013	INTEGRATED DEVICE TECHNOLOGY, INC.

	By:	/s/ Richard D. Crowley, Jr.
Richard D. Crowley, Jr.
Senior Vice President, Chief Financial Officer
(duly authorized officer)